EXHIBIT (k)(4)

AMENDMENT

TO

TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment (this “Amendment”) effective as of March 10, 2025 is made to the Transfer Agency and Services Agreement dated as of February 5, 2007, as amended (the “Agreement”) by and between each of the entities listed on Exhibit 1 of the Agreement (collectively, the “Funds”) and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company) (the “Transfer Agent” or “EQ”).

WHEREAS, the Funds and Transfer Agent are parties to the Agreement;

WHEREAS, pursuant to Section 12(a) of the Agreement, the parties desire to amend the agreement as set forth below. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, the parties hereby agree as follow(s):

1.	Section 11 of the Agreement is amended by adding the following paragraphs:

(f)

(i) Transfer Agent shall develop, implement, and perform Services pursuant to this Agreement in accordance with, reasonable policies and procedures designed to detect, prevent, and mitigate the risk of, identity theft.

(ii) Such policies and procedures must be designed to detect any relevant Red Flags.

(iii) Transfer Agent shall take appropriate steps to prevent and mitigate identity theft associated with the Red Flags that Transfer Agent may detect and report such Red Flags to the Funds. “Red Flags” means suspicious patterns or practices or specific activities that indicate the possibility of identity theft, as may be (i) specified by the Funds or any of its Affiliates to Transfer Agent; and (ii) otherwise identified by the Transfer Agent, and as further defined by Applicable Laws applicable to the Funds and/or any of its Affiliates.

2.

Effect on Agreement. Except to the extent modified or amended by this Amendment, all terms and provisions of the Agreement shall continue in full force and effect and shall remain enforceable and binding in accordance with their respective terms.

3.

Counterparts. This Amendment may executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

Each of the Funds listed on Exhibit 1,
Severally and not jointly

By:	/s/ Lawrence Fahey
Name:	Lawrence Fahey
Title:	Managing Director

Equiniti Trust Company, LLC

By:	/s/ Carlos Pinto
Name:	Carlos Pinto
Title:	Senior Vice President